EXHIBIT 10.3

                          CONFIDENTIAL TREATMENT REQUESTED BY VITAL LIVING, INC.
                     The portions indicated by [REDACTED*] of this document have been omitted and are filed separately with the Commission




                        DEVELOPMENT AND LICENSE AGREEMENT

                This Agreement, dated as of December 28, 2001 (the "Effective Date"), by and between e-nutriceuticals, Inc., a Delaware corporation ("e-nut"), and SkyePharma PLC, a United Kingdom corporation ("Skye").

                              W I T N E S S E T H:
                               - - - - - - - - - -

                WHEREAS, e-nut is in the business of developing and marketing dietary and nutriceutical supplements throughout the world; and

                WHEREAS, Skye owns certain technology, , that is useful in the production of controlled release oral delivery compounds; and

                WHEREAS, e-nut wishes to obtain a license to the Technology for use in the Field (as defined below) and Skye wishes to grant a license to e-nut for use in the Field under terms mutually favorable to both parties.

                WHEREAS, Skye and e-nut wish to collaborate in the development of oral delivery methods of certain dietary and nutriceutical supplements, using Skye's proprietary technology..

                NOW,  THEREFORE,   in  consideration  of  the  mutual  promises,
covenants and conditions set forth below and in reliance on the representations and warranties herein provided, the parties agree as follows:

                1. Definitions. For the purposes of this Agreement, the following terms, when written with an initial capital letter, will have the meaning ascribed to them below.

                      (a) Abandonment means a decision by e-nut to stop development work with respect to a Product or Additional Product.

                      (b) Affiliate means, with respect to either party hereto, any corporation, partnership or other business entity controlled by, controlling or under common control with either such party, with "Control" meaning direct or indirect beneficial ownership of at least 50% (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting stock of, or 50% or more interest in the income of such corporation or other business entity.

                      (c) e-nut Invention means any invention including any invention relating to the Field that uses e-nut Technology and that is first conceived solely by an employee licensee licensor (other than Skye) agent consultant or contractor of e-nut or of any Affiliate of e-nut during the term of this Agreement,.

                      (d)   e-nut Know-How means all  information  and materials
including but not limited to discoveries improvements processes formulas data inventions know-how and trade secrets patentable or otherwise which during the term of this Agreement (i) are in the possession or control of e-nut or its Affiliates (ii) are not generally known (iii) are necessary or useful to e-nut in connection with Development under this Agreement or the development manufacture marketing use or sale of the Product or Additional Product and (iv) are in the Field.

                      (e) E-nut Patents means all of the intellectual property or other rights owned, licensed or acquired by e-nut or any of its Affiliates during the term of this Agreement

                      (f) e-nut Technology means any e-nut Patents or e-nut Know-How

                      (g) Field means oral dietary and nutriceutical and functional supplements.

                      (h) Joint Invention means the entire right title and interest in all discoveries, improvements processes formulas data inventions know-how and trade secrets, patentable or otherwise arising from Development under this Agreement and that is not an e-nut Invention or a Skye Invention.

                      (i) Joint Patent means any United States or foreign patent, patent application and equivalent, including any reissue, extension, substitution, continuation, division and continuation-in-part based on any Joint Invention or improvement to any Joint Invention.

                      (j) Net Sales of Products means all amounts received by e-nut and/or an Affiliate of e-nut from sales of Products or Additional Products to a third party, less deductions for royalties to other parties and credits or allowances actually granted upon claims, rejections or returns of Products or Additional Products, including recalls.

                      (k) Patent Costs means all preparation, filing, prosecution and maintenance out-of-pocket fees and expenses, including legal fees, incurred in connection with the establishment, maintenance and prosecution of Skye or Joint Patents relating to any Product or Additional Product.

                      (l) Product Development Fees means an amount equal to Skye's development cost including the cost of labor, equipment, raw materials, overhead and technical support, and test batch manufacture incurred directly and exclusively for Development of the Products and/or Additional Products. The Product Development Fees shall be no less favorable than fees charged by Skye for development work performed by it for third parties.

                      (m)   Skye  Invention  means the entire  right,  title and
interest in all discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise including those arising from Development under this Agreement developed or invented solely by any employee licensee licensor agent consultant or contractor of Skye or of any Affiliate of Skye.

                      (n) Skye Know-How means all information and materials including but not limited to discoveries improvements processes formulas data inventions know-how and trade secrets patentable or otherwise which during the term of this Agreement (i) are in the possession or control of Skye or its Affiliates (ii) are not generally known and (iii) are necessary or useful to e-nut in connection with Development under this Agreement or the development manufacture marketing use or sale of the Product or Additional Product.

                      (o) Skye Patents means all of the following intellectual property or other rights owned, licensed or acquired by Skye or any of its Affiliates during the term of this Agreement:

                      i)    the  patents  and  patent   applications  listed  in
                            Exhibit 1 attached hereto;

                      ii)   any patents issued with respect to the  applications
                            identified   in   sub-clause   (i)  hereof  and  any
                            divisions and continuations of such applications;

                      iii) any continuations in part applications and any resulting patents that are directed to subject matter described in the patents and applications identified in sub-clauses (i) and (ii) hereof;

                      iv) any patent applications and the resulting patents that claim priority from or are directed to the subject matter described in the patents and applications identified in sub-clauses (i) (ii) and
                            (iii) hereof;

                      v) any patent applications and the resulting patents that cover or are related to Development under this Agreement;

                      vi) any resissues renewals extensions supplementary protection certificates utility models and the like and foreign equivalents thereof of any patents described in sub-clauses (i) (ii) (iii) and (iv) hereof.

                      (p) Skye Technology means all of the following (but in each case only in so far as Skye is free to license such technology to e-nut)
(i) the Skye Patents; and (ii) any Skye Know-How (including any patents or patent applications filed after the date hereof which include any Skye Know-How) currently owned or licensed to Skye (or its Affiliates) after the date hereof and which relate to the implementation of the inventions which are the subject of the Skye Patents..

                      (q) Valid Claim means a claim of any issued and unexpired patent right under the Skye Patents or Joint Patents (excluding Acquired Joint Patents, if any) which has not been finally canceled or declared invalid by a patent office or by a court of competent jurisdiction in any unappealed and unappealable decision.

                2.    Product Identification and Licenses.

                2.1. Products. In the period to December 31, 2002, (i) e-nut shall have the exclusive right to identify up to six product candidates in the Field for Development using the Skye Technology (each, a "Product"), (ii) Skye shall not have the right to license the Technology (or any Joint Patent) to third parties for products in the Field and (iii) Skye shall not have the right to use the Technology (or any Joint Patent) to independently develop products in the Field.

                2.2. Additional Products. During the three years commencing on January 1, 2003, (i) e-nut shall have the right to identify additional product candidates in the Field for Development using the Skye Technology provided that Skye is free to develop any such Product (each, an "Additional Product"), and
(ii) Skye shall have the right to license the Technology (and Joint Patents) to third parties for products in the Field not identified by e-nut, provided that
(i) if at the time of identification of an Additional Product by e-nut, Skye has not granted exclusive rights to another party to employ the Technology (it being understood that Skye does not have the right to grant exclusive licenses to Joint Patents) for such Additional Product in the Field, e-nut shall have the exclusive right to employ the Technology (and any Joint Patents) for such Additional Product and Skye shall not have the right to license the Technology (or Joint Patents) to third parties for such product or to use the Technology (or Joint Patents) to independently develop such product in the Field and (ii) if at the time of identification of an Additional Product by e-nut, Skye has granted nonexclusive rights to one or more third parties to employ the Technology (or related Joint Patents) for such Additional Product in the Field, e-nut shall have the nonexclusive right to employ the Technology (and related Joint Patents) for such Additional Product.

                2.3.  Extensions,   Etc.  For  purposes  of  this  Agreement,  a
"Product" or "Additional Product" shall include extensions thereof utilizing substantially the same active or primary ingredient.

                2.4. License to the Technology. Subject to the terms of this Agreement, Skye hereby grants to e-nut and its Affiliates a worldwide right and license to use the Skye Technology in the Field to make, have made, use, have used, offer for sale, lease, market, sell, have sold or import Products and, subject to the limitations set forth in Section 2.2 above, Additional Products (the "License"). The License will be exclusive until December 31, 2002, after which date the License will be non-exclusive save with respect to Products and Additional Products and Skye may grant licenses within the Field to other parties. Without limiting the foregoing, e-nut or its Affiliates shall have the right to sublicense any right licensed to it under this Agreement without the prior consent of Skye provided any such sub-licence is in terms not dissimilar to this Agreement. Notwithstanding the foregoing, the terms of any sublicense by e-nut to a third party shall be consistent with the obligations and payments to Skye under this Agreement.

                2.5. License Fees. In consideration of the grant of the right to identify Products and Additional Products described in Sections 2.1 and 2.2 above, and the license described in Section 2.3 above, (i) e-nut hereby pays Skye a one time fee of [REDACTED]*, and (ii) agrees to pay Skye quarterly in arrears royalties equal to [REDACTED*] of e-nut's Net Sales of Products or Additional Products during the term of this Agreement where the Product or

_________________

* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                2.6. Additional Product and its exploitation under the terms of this Agreement are covered by a Valid Claim. All payments to be made pursuant to this Agreement other than those made in Shares (as defined below) shall be made by cash, check or wire transfer in United States Dollars and all references herein to "$" shall mean United States Dollars.

                3.    Product Development.

                3.1.  Advisory Committee.

                      (a) Within 30 days of the Effective Date, e-nut and the Contractor shall each appoint an equal number of persons to serve on an advisory committee (the "Advisory Committee"). Upon identification of a Product or an Additional Product, the Advisory Committee shall meet to determine the work required ("Development") to develop a Product or Additional Product, including the work to be performed by e-nut and Skye (the "Development Plan)

                      (b) The Advisory Committee shall within 30 days of the end of each calendar year review and approve a budget for the following calendar year's activities.

                      (c) The Advisory Committee shall be responsible for (i) amending the Development Plan and associated budget, (ii) deciding strategies and problems with respect to the Development Plan, (iii) specifying the information to be included in the reports referred to in Section 3.3(b) below, and (iv) making recommendations as to the advisability of continuing or abandoning the Development of a Product or Additional Product

                3.2. Product Development Fees. e-nut shall pay fees for Product Development under the Development Plan ("Product Development Fees") to Skye for its work in developing Products and Additional Products. Product Development Fees per Product shall be [REDACTED*], of which [REDACTED*] will normally be allocated to formulation of the Product and [REDACTED*] to test batch manufacture. The Product Development Fees in respect of the Products will be [REDACTED*], all of which amount shall be due and payable on the Effective Date and will be satisfied by [REDACTED*] at a price of [REDACTED*], on the terms and conditions set out in the [REDACTED*]. Product Development Fees in respect of Additional Products will be at the same per product rate, adjusted for inflation in Switzerland if such inflation exceeds [REDACTED*] per annum in U.S. dollars. Skye will issue invoices within 30 days of the end of each calendar quarter for Development performed by Skye under the Development Plan on Additional Products during such quarter and e-nut shall remit payment within 30 days after the date of such invoice.

_______________

* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                3.3.  Development Work.

                      (a) Skye agrees to make available through its wholly owned subsidiary company Jagotec AG or an Affiliate thereof ("the Contractor") suitable facilities and development personnel for the performance of Development work to be performed pursuant to this Agreement.

                      (b) The Contractor shall carry out Development in a good scientific manner and in compliance with applicable laws. The Contractor shall provide e-nut with monthly summary reports and quarterly progress reports with respect to the development work performed by it pursuant to this Agreement, and shall permit e-nut representatives to enter the Contractor's facilities upon reasonable notice and not more than once in each twelve month period for the purpose of making quality assurance audits of the facilities at e-nut's expense.

                      (c) It shall be the obligation of e-nut to provide all active ingredients and associated materials other than materials directly associated with the Skye Technology required by the Contractor to perform its obligations under this Agreement.

                      (d) The parties acknowledge that the nature and development of any Product or Additional Product is, as of the Effective Date, speculative, and may ultimately entail work outside of their expertise (or with respect to Skye, reasonable research or development capabilities). Therefore, except as set forth in Section 3.3(a) above, nothing herein shall obligate either party to make use of the other's services.

                      (e) E-nut will grant to the Contractor a non-exclusive license to any intellectual property rights held in the Products or Additional Products for the purpose only of enabling the Contractor to perform its obligations under the Agreement.

                3.4.  Recordkeeping and Audits.

                      (a) e-nut shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to the sale of the Products and Additional Products. Such books and records shall be retained for at least [REDACTED]* after the calendar year to which they related or for such longer period if and as required by applicable law.

                      (b) The Contractor shall keep complete and accurate books and records pertaining to the research and development work to be performed by it pursuant to this Agreement. Such books and records shall be retained for at least [REDACTED*] after the calendar year to which they related or for such longer period if and as required by applicable law.

___________________

* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                3.5. Audit of Records. During the term of this Agreement and for a period of [REDACTED]* thereafter, at the request of either party, the other party shall, and shall cause its Affiliates to, permit the requesting party and its representatives, at reasonable times and upon reasonable notice, but no more than [REDACTED*] in any calendar year, to examine and audit the books and records maintained by such other party pursuant to Section 3.5. If the audit establishes that either party underpaid or overpaid the other party any amount in respect of the Additional Products, the appropriate party shall promptly pay the other the full amount of such underpayment or overpayment in accordance with this Agreement.

                4.    Patents and Inventions.

                4.1. Ownership. Except as provided in Section 4.3(b) below and the licenses granted in this Agreement, as between Skye and e-nut, all rights in and to (i) the Skye Patents and Skye Inventions shall be the exclusive property of Skye, and (ii) the e-nut Patents and e-nut Inventions shall be the exclusive property of e-nut.

                4.2. Maintenance. During the term of this Agreement, Skye shall maintain in force all Skye Patents.

                4.3.  Patent Applications.

                      (a) Skye shall of its own accord , file and prosecute, at Skye's expense, such patent applications regarding any portion of the Skye Technology which in its reasonable discretion it considers useful for the Development of the Product or Additional Products.

                      (b) If for any reason Skye declines to file any patent application under Section 4.3(a), or, having filed such application, declines to prosecute such application or maintain any such Skye Patent, e-nut may so file, prosecute or maintain such patent application and resulting patent in e-nut's name and at e-nut's expense (a "Transferred Patent") in such country, in which event Skye shall, at e-nut's request and expense, provide all reasonable assistance, including disclosure of all information which is reasonably necessary to permit e-nut to file such patent applications. e-nut shall grant to Skye a non-exclusive, royalty-free license, without any warranty or representation, to use such Transferred Patent in connection with research and development, but Skye shall have no right to commercialize such Transferred Patent.

___________________

* Certain information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                4.4.  Joint Inventions and Joint Patents.

                      (a) Ownership. Subject to Section 4.4(d), the parties shall jointly retain all right, title and interest in and to the Joint Inventions and other intellectual property rights relating thereto, and all patents and patent applications claiming such Joint Inventions.

                      (b) Prosecution. Each party will promptly notify the other of Joint Inventions. The parties shall discuss in good faith a patent strategy with respect to all patentable Joint Inventions. The parties shall mutually determine which party shall draft, prosecute and maintain, and, subject to 4.4(c) below, shall share equally the Patent Costs related to, all patent applications for Joint Patents. The party responsible for filing a patent application shall give the other party an opportunity to comment upon any such application and shall not amend any claims during the prosecution of such application without the consent of the other party, which shall not be unreasonably withheld or delayed. Neither party shall take any significant steps relating to the Joint Patents without the prior approval of the other party for so long as the other party is paying the applicable Patent Costs in accordance with the terms of this Agreement.

                      (c) Procedure if Disagreement. If the parties cannot agree on (i) whether to file a patent application for a Joint Patent or (ii) which party has responsibility for preparing, filing, prosecuting or maintaining such an application, then, either party may file such patent application for such Joint Patent (but only in the country or countries in which the parties have been unable to agree upon a patent strategy). The party that files the patent application for a Joint Patent shall provide the other party with notice thereof, a copy of such filing and all information pertaining to such filing.

                      (d) Acquired Joint Patent. Subject to the terms of this Agreement, each party may make, use, sell, offer for sale, import, license and assign its rights in Joint Inventions and Joint Patents in any country without the consent of or an accounting to the other party. A party shall be deemed to have assigned, and hereby does assign, all of its rights in a Joint Invention and the Joint Patent claiming such Joint Invention (collectively an "Acquired Joint Patent") to the other party if it does not pay its share of the Patent Costs related thereto.

                5.    Infringement.

                5.1.  Patent.

                      (a) A party shall promptly notify the other party when any infringement of any Skye Patent which is or might be relevant to the Field is uncovered or suspected. Skye shall have the first right to enforce any Skye Patent against any infringement or alleged infringement thereof, and shall at all times keep e-nut informed as to the status thereof. Skye may (i) in its sole judgment and at its own expense institute a suit against any such infringer or alleged infringer, (ii) control, settle and defend such suit, and (iii) recover for its own account any damages, awards or settlements resulting therefrom (subject to the provisions of this Agreement). e-nut shall reasonably cooperate in any such litigation at Skye's expense.

                      (b) If Skye elects not to prosecute an infringement of a Skye Patent which is or might be relevant to the Field, then it shall so notify e-nut in writing within 60 days of receiving a request from e-nut to prosecute such infringement. Thereafter, e-nut may (i) in its sole judgment and at its own expense institute a suit against any such infringer or alleged infringer, (ii) control, settle and defend such suit, and (iii) recover for its own account any damages, awards or settlements resulting therefrom (subject to the provisions of this Agreement). Skye shall reasonably cooperate in any such litigation at e-nut's expense.

                      (c) In the event of a recovery of compensatory (i.e., non-punitive damages net of legal fees and out-of-pocket costs) under Section 5.1(b) above, e-nut shall pay to Skye the applicable royalty rate on infringing Net Sales of Products. Infringing Net Sales of Products shall be calculated from the amount of infringing sales on which the award of compensatory damages is based. In the event of recovery of punitive damages under Section 5.1(b), e-nut shall pay to Skye an amount equal to 10% thereof.

                5.2.  Joint Patent.

                      (a) A party shall promptly notify the other party when any infringement of any Joint Patent is uncovered or suspected. A party which owns an Acquired Joint Patent shall have the sole right, but not the obligation, at its sole expense, to institute, prosecute, and control any action or proceeding with respect to an infringement of such Acquired Joint Patent.

                      (b) The parties shall mutually agree upon which party shall have the first right to enforce such Joint Patent against any infringement or alleged infringement thereof, and shall at all times keep the other party informed as to the status thereof. Such party may (i) in its sole judgment and at its own expense institute a suit against any such infringer or alleged infringer, and (ii) control, settle and defend such suit. Each party shall give reasonable assistance to the other in connection with any action or proceeding regarding a Joint Patent (including being joined as a party plaintiff if necessary to prosecute the action).

                      (c) Any damages or other monetary awards recovered in an action against an infringer of a Joint Patent (other than an Acquired Joint Patent) shall be applied to the reimbursement of the parties' respective out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred in prosecuting such infringement action on a pro rata basis based upon their respective out-of-pocket expenses until all such expenses have been recovered, and any remaining balance shall be divided equally between the parties.

                5.3. Settlement with a Third Party. A party may not settle an action or proceeding against an infringer under Section 5.1 or Section 5.2 (except with respect to an Acquired Joint Patent) without the written consent of such other party, such consent not to be unreasonably withheld or delayed.

                6.    Trademarks, Etc.

                6.1. Protection. Each party shall be solely responsible for protecting its trademarks. Each party agrees to notify the other party promptly of any unauthorized use, known by it, of the other party's trademarks.

                7.    Representations and Warranties.

                7.1. By Skye. As of the Effective Date, Skye represents and warrants to e-nut as follows:

                      (a) Due Organization and Power. Skye is a duly organized and validly existing corporation in good standing under the laws of England and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted, and for the due execution and delivery hereof and performance of its obligations hereunder.

                      (b) Authorization. All corporate action on the part of Skye, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all of Skye's obligations hereunder has been taken. This Agreement constitutes the valid and legally binding obligation of Skye enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                      (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the performance by Skye of its obligations under this Agreement.

                      (d) Technology. Except as set forth in Schedule 7.1, there are no facts known to Skye which would reasonably serve as a basis of any claim that Skye does not have the right to use or to license the Technology to e-nut as contemplated by the this Agreement. Skye has not licensed or otherwise transferred, or entered into any agreement, commitment or arrangement (whether oral or written) to license or otherwise transfer, to any other person any of the Technology or any rights thereto or interests therein, which now, or with the passage of time will, conflict with or impair the rights to and interests in the Technology transferred to e-nut pursuant to this Agreement.

                      (e) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of Skye, threatened against Skye which could reasonably be expected to materially and adversely affect the performance by Skye of its obligations under this Agreement.

                7.2. By e-nut. As of the Effective Date, e-nut represents and warrants to Skye as follows:

                      (a) Due Organization and Power. e-nut is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted, and for the due execution and delivery hereof and performance of its obligations hereunder, including the issuance of the Shares.

                      (b) Authorization. All corporate action on the part of e-nut, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and for the performance of all of its obligations hereunder, including the issuance of the Shares, has been taken. This Agreement constitutes the valid and legally binding obligation of e-nut enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

                      (c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the performance by e-nut of its obligations under this Agreement.

                      (d) Litigation. There is no litigation or governmental proceeding or investigation pending or, to the knowledge of e-nut, threatened against e-nut which could reasonably be expected to materially and adversely affect the performance by e-nut of its obligations under this Agreement.

                      (e) Noncontravention. The execution, delivery and performance by e-nut of this Development Agreement does not and will not (i) contravene or conflict with its certificate of incorporation or bylaws, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to e-nut, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of e-nut or to a loss of any benefit to which e-nut or is entitled under any provision of any agreement, contract or other instrument binding upon e-nut or any license, franchise, permit or other similar authorization held by e-nut, or (iv) result in the creation or imposition of any lien on any asset of e-nut, except, in the case of those items specified in (ii), (iii) or (iv) above which would not, individually or in the aggregate, have a material adverse effect on the ability of e-nut to perform its obligations under this Agreement.

                      (f) The Shares. Upon issuance in accordance with this Agreement, the Share will be validly issued, fully-paid and nonassessable, and free from all preemptive rights.

                8.    Indemnification; Limitation of Liability.

                8.1. Indemnification by Skye. Skye hereby agrees to defend, and hold e-nut, its Affiliates and their officers, directors, employees, agents and consultants harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") resulting from or arising out of: (i) the development work conducted by Skye, (ii) the negligence or willful misconduct of Skye or its Affiliates, sublicensees, and its or their directors, officers, agents, employees, or consultants, or (iv) Skye's material breach of any provision of or representation contained in this Agreement.

                8.2. Indemnification by e-nut. e-nut hereby agrees to save, defend and hold Skye, its Affiliates and their officers, directors, employees, agents and consultants harmless from and against any and all Losses resulting from or arising out of (i) product development work conducted by e-nut, (ii) the negligence or intentional misconduct of e-nut, or its Affiliates, sublicensees, and its or their directors, officers, agents, employees, consultants or clinical investigators, or (iii) e-nut's material breach of any provision of or representation contained in this Agreement.

                8.3.  Indemnification Procedure.

                      (a) A party seeking indemnification (the "Indemnitee") shall give prompt notice to the other party (the "Indemnitor") and shall furnish copies of all papers and documents in the Indemnitee's possession or control which relate to any Losses. The Indemnitee shall cooperate with the Indemnitor in connection with the defense of the claim underlying the Losses. The Indemnitor shall diligently pursue, and have sole control of, the defense of any claims. The Indemnitee may participate in such defense with counsel of its own choice at its own expense. If the Indemnitor does not so assume the defense of such claim, the Indemnitee may conduct the defense with counsel of the Indemnitee's choice (the costs for which to be reimbursed by the Indemnitor on a calendar quarter basis so long as the Indemnitee controls the defense of the claim). A party may not settle any dispute or enter into a judgment on behalf of the other (including the Indemnitee if it has assumed its own defense) without the other's written consent, not to be unreasonably withheld or delayed.

                8.4. Limitation of Liability. EXCEPT IN CONNECTION WITH A MATERIAL BREACH UNDER SECTION 9 OR SECTION 7.1(D), UNDER NO CIRCUMSTANCES SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

                9.    Confidentiality, Disclosure and Publications.

                9.1.  Confidentiality.

                      (a) Except as otherwise provided in this Agreement during the term of this Agreement and for a period of seven years following expiration or termination of this Agreement, each party shall maintain in confidence all information and materials disclosed or provided by the other including, without limitation, information provided by either party to the other party hereto prior to the date hereof or information that such party knows or has reason to know is a or contains trade secret or other proprietary information relating to the business or properties of the other party, or the business plans of the other party, and shall not use such trade secrets or proprietary information for any purpose including, without limitation, for the purpose of developing, manufacturing or selling products except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement.

                      (b) The Contractor shall maintain records and results of Development on the same conditions of confidentiality as provided in sub-section
(a) above.

                9.2. Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (A) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or (B) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain or known in the pharmaceutical or dietary and nutriceutical supplement industry other than as a result of actions of the Recipient, its Affiliates, employees, licensees, or subcontractors, in violation hereof, (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation execution or performance of this Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party, or (C) disclosure is made to Affiliates, sublicensees, employees, consultants, agents or subcontractors in connection with the transactions contemplated by this Agreement, provided in the case of item (A) of this Section 9.2 that Recipient gives written notice to the other party (so that it may seek confidential treatment) and takes advantage of any available protective provisions regarding such disclosures of confidential information.

                10.   Term and Termination.

                10.1. Term. This Agreement shall remain in effect until the last to expire of any Skye Patent, unless terminated by the parties pursuant to Sections 10.2 or 10.3 below. Notwithstanding the foregoing, the rights granted to e-nut under Sections 2.1, 2.2, and 2.3 above shall terminate with respect to a particular Product or Additional Product upon the Abandonment of such Product or Additional Product; provided however, that e-nut may continue to refer to such abandoned product in its promotional or other materials (subject to Section
6).

                10.2. Termination by Mutual Agreement. This Agreement may be terminated by the written agreement of the parties.

                10.3. Termination by Default. If either party materially defaults in the performance of, or fails to be in material compliance with, any material term, condition or covenant of this Agreement, the nondefaulting party may terminate this Agreement if such default or noncompliance shall not have been remedied, or steps shall not have been initiated to remedy the same to the nondefaulting party's reasonable satisfaction, within 30 days after receipt by the defaulting party of a written notice thereof from the nondefaulting party.

                10.4. Effect of Termination or Material Breach.

                      (a) Mutual Agreement or e-nut Material Breach. In the event of termination of this Agreement pursuant to this Section 10 by mutual agreement or for a material breach by e-nut, e-nut and Skye shall have no rights or obligations under this Agreement; provided that (a) Skye will have the right to receive all payments accrued prior to the effective date of such termination and the parties shall retain any other rights to indemnification or remedies for breach of this Agreement they may otherwise have, and (b) e-nut may sell-off any Product or Additional Product in its possession or control, or in the process of being manufactured, subject to the royalty provisions of this Agreement.

                      (b) Skye Material Breach. In the event of a material breach by Skye of this Agreement, if e-nut elects by written notice not to terminate this Agreement, the license grant set forth in Section 2.3 shall become royalty-free so that e-nut may continue to use the Skye Technology in connection with development of Products or Additional Products.

                      (c) Skye Know-How. Upon termination of this Agreement for any reason, e-nut shall have a non-exclusive, worldwide royalty-free license to use the Skye Know-How directly related to the development of Products or Additional Products (e.g., project data, studies, etc.) in connection with e-nut's continued development and commercialization of such products following the termination hereof.

                10.5. Survival. Notwithstanding any provision of this Agreement to the contrary, the following Sections shall survive any termination of this Agreement (except as limited by the terms of such sections): 3.4, 3.5, 4.1, 4.4, 8, 9, 10 and 11.

                11.   Miscellaneous.

                11.1. Assignment. This Agreement and the licenses herein granted shall be binding upon and shall inure to the benefit of the parties, their Affiliates, successors and assigns.

                11.2. Agency. Neither party is, nor shall either party be deemed to be, an employee, agent, co-venturer or legal representative of the other party for any purpose. Neither party shall be entitled to enter into any contracts in the name of, or on behalf of the other party.

                11.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

                11.4. Severability. If any provision of this Agreement is declared invalid, illegal or unenforceable by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by the decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties. Each undertaking in this Agreement shall be construed as a separate undertaking.

                11.5. Notices. Any legal notice or report required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, or facsimiled or delivered by courier, as follows and shall be effective five days after such mailing or delivery or upon such facsimile:

                             (a) If to Skye:

                             SkyePharma PLC
                             105 Piccadilly
                             London, England, W1J 7NJ
                             Attention: Donald Nicholson
                             Telecopier:  +44-20-7491-3338

                             (b) with a copy to:

                             Sullivan & Cromwell
                             St. Olave's House
                             9a Ironmonger Lane
                             London, England, EC2V 8EY
                             Attention: Kathryn A. Campbell, Esq.
                             Telecopier:  +44-20-7710-6565, and

                             (c) If to e-nut:

                             e-nutriceuticals Inc.
                             10 East 63rd Street

                             New York, NY 10021
                             Attention:  Stephen P. Morris
                             Telecopier: +1 212 753 9053

                             (d) with a copy to:

                             Bingham Dana LLP
                             399 Park Avenue

                             New York, NY 10022

                             Attention:  Brian Beglin
                             Telecopier: +1-212-207-1200

                or to such other addresses or facsimile number as either party may notify to the other in accordance with the provisions of this section.

                11.6. Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of New York.

                11.7. Dispute Resolution. In the case of any disputes between the parties arising from this Agreement, and in case this Agreement does not provide a solution for how to resolve such disputes, the parties shall discuss and negotiate in good faith a solution acceptable to both parties and in the spirit of this Agreement. If after negotiating in good faith pursuant to the foregoing sentence, the parties fail to reach agreement within thirty days then the Chief Executive Officers or Chief Operating Officers of e-nut and of Skye shall discuss in good faith an appropriate answer to the dispute. If these executives fail, after good faith discussions, to reach an amicable agreement within 30 days then the parties may seek relief in any state or federal court located in the State of New York having jurisdiction thereof. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) and waives any objection to venue laid therein, including any claim of forum nonconveniens in connection with any such claim. Process in any such action or proceeding may be served on any party anywhere in the world and the parties agree that mailing of process or other papers in connection with any such action or proceeding in such manner as may be permitted by law shall be valid and sufficient service thereof.

                11.8. Publicity. Both parties agree to issue mutual press releases concerning their entry into this Agreement, with the content of such releases to be approved in advance by both parties. In all other respects, neither party shall use the name of the other party in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, neither party shall publicly disclose the terms of this Agreement or issue any publicity release with regard thereto unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld, whereupon the parties will work together to develop a mutually acceptable disclosure.

                11.9. Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

                11.10.Compliance. Each of the parties hereto agrees to comply with all applicable laws and regulations in connection with the execution, delivery and performance of its obligations under this Agreement.

                11.11.Further Assurances. Each party agrees to execute and deliver, or cause to be executed and delivered, such further instruments and do and cause to be done such further acts and things including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes of this Agreement.

                11.12. Remedies.

                      (a) Cumulative, Etc. Except as otherwise provided herein, the parties agree that each remedy herein provided is cumulative and in addition to any further remedies that may be provided by law or by any other provisions herein.

                      (b) Specific Performance, Etc. The parties agree that the rights and privileges hereunder are of a unique and special character and in the event of a breach of any provision of this Agreement, the aggrieved party will be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provisions of this Agreement, the aggrieved party may institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

                11.13.Counterparts.   This   Agreement   may  be   executed   in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




                  [Remainder of Page Intentionally Left Blank]

                IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

                                         E-NUTRICEUTICALS, INC.


                                         By
                                           ---------------------------------
                                             Name:    S. P. Morris
                                             Title:   Director


                                         SKYEPHARMA PLC


                                          By
                                            --------------------------------
                                             Name:    Donald Nicholson
                                             Title:   Finance Director